As filed with the Securities and Exchange Commission on February 9, 2006 Registration No. 333-113037
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
to
FORM S‑3
REGISTRATION STATEMENT
Under The Securities Act of 1933

MENTOR CORPORATION (Exact name of Registrant as specified in its charter)

Minnesota	41-0950791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
201 Mentor Drive Santa Barbara, California 93111 (805) 879-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Joshua H. Levine Chief Executive Officer Mentor Corporation 201 Mentor Drive Santa Barbara, California 93111 (805) 879-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Fore, Esq. Martin W. Korman, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

On February 24, 2004, Mentor Corporation (the "Company") filed its Registration Statement on Form S-3 (File No. 333-113037) covering $150,000,000 principal amount of 2.75% Convertible Subordinated Notes due January 1, 2024 (the "Notes") and the 5,121,377 shares of the Company's Common Stock issuable upon conversion of such notes to be sold by certain noteholders of the Company.  On April 8, 2004, the Securities and Exchange Commission declared the Registration Statement effective.

Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, the Company respectfully requests that the Commission withdraw the Company's Registration Statement on Form S-3.  The Registration Statement was filed in order to register the Notes issued to purchasers in private placements in December 2003.  The selling noteholders re-sold $107,506,000 principal amount of the notes under the Registration Statement.

The Company is requesting the withdrawal of the Registration Statement because, pursuant to the terms of the Registration Rights Agreement between the Company and the initial purchasers of the Notes, the Company's obligations to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement expired on December 22, 2005.

Accordingly, the Company hereby de-registers $42,494,000 of principal amount of the Notes, and 1,450,852 shares of its Common Stock into which the Notes are convertible, which were previously registered pursuant to the Registration Statement remaining unsold thereunder.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on February 9, 2006.

MENTOR CORPORATION

By:  /s/LOREN L. MCFARLAND
        Loren L. McFarland
        Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/JOSHUA H. LEVINE Joshua H. Levine	President, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2006
/s/LOREN L. MCFARLAND Loren L. McFarland	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 9, 2006
* Joseph E. Whitters	Chairman of the Board	February 9, 2006
* Michael L. Emmons	Director	February 9, 2006
* Walter W. Faster	Director	February 9, 2006
* Eugene G. Glover	Director	February 9, 2006
* Michael Nakonechny	Director	February 9, 2006
* Ronald J. Rossi	Director	February 9, 2006
* Jeffrey W. Ubben	Director	February 9, 2006
* Dr. Richard W. Young	Director	February 9, 2006
* By: /s/LOREN L. MCFARLAND Loren L. McFarland Attorney-in-fact